Exhibit 5.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (UK) LLP

Solo Cup Company Solo Cup Operating Corporation 150 S. Saunders Road, Suite 150 Lake Forest, Illinois 60045	40 BANK STREET CANARY WHARF LONDON E14 5DS —— TEL: (020) 7519-7000 FAX: (020) 7519-7070 www.skadden.com December 18, 2009

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Dear Sirs,

Re:	US$300,000,000 10.5% Senior Secured Notes due 2013 of Solo Cup Company and Solo Cup Operating Corporation

1.	We have acted as special English legal advisers for Solo Cup Company, a Delaware corporation (the “Parent”), and Solo Cup Operating Corporation, a Delaware corporation (the “Company” and, together with the Parent, the “Issuers”) in connection with a public offering of an aggregate of US$300,000,000 principal amount of the Issuers’ 10.5% Senior Secured Notes due 2013 (the “Exchange Securities”) and related guarantees given by SF Holdings Group, Inc., a Delaware corporation (“SF Holdings”), Solo Manufacturing LLC, a Delaware limited liability company (“Solo Manufacturing”), P. R. SOLO CUP, INC., an Illinois corporation (“PR Solo”), Solo Cup Owings Mills Holdings, a Delaware statutory trust (“Solo Trust”), Lily Canada Holding Corporation, a Delaware corporation (“Lily” and, together with SF Holdings, Solo Manufacturing, PR Solo and Solo Trust, the “US Guarantors”), Solo Cup (UK) Limited (“Solo UK”), Solo Cup Europe Limited (“Solo Europe”), Insulpak Holdings Limited (“Insulpak” and, together with Solo UK and Solo Europe, the “UK Guarantors” and, together with the US Guarantors, the “Guarantors”) (the “Exchange Guarantees”). The Exchange Securities and the Exchange Guarantees are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding US$300,000,000 10.5% Senior Secured Notes of the Issuers (the “Original

Securities”), together with the related guarantees given by the Guarantors, issued under an indenture dated as of July 2, 2009 among the Issuers, the Guarantors and U.S. Bank National Association as trustee (the “Indenture”), as contemplated by the exchange and registration rights agreement (the “Registration Rights Agreement”), dated as of July 2, 2009 by and among the Issuers, the Guarantors, Goldman, Sachs & Co., Banc of America Securities LLC and Wachovia Capital Markets, LLC (the “Initial Purchasers”).

2.	This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act 1933, as amended.

3.	In connection with the above-mentioned transaction, we have examined the following documents:

(a)	a copy of the executed Indenture;

(b)	a form of the notation of guarantee set out in Exhibit E of the Indenture to be endorsed on the Exchange Securities and to be executed by each of Solo UK, Solo Europe and Insulpak (the “UK Exchange Guarantees”);

(c)	a copy of the executed Registration Rights Agreement;

(d)	a certificate signed by a director of Solo UK (the “First Certificate”) and the documents annexed thereto;

(e)	a certificate signed by a director of Solo Europe (the “Second Certificate”) and the documents annexed thereto; and

(f)	a certificate signed by a director of Insulpak (the “Third Certificate” and together with the First Certificate and the Second Certificate, the “Certificates”) and the documents annexed thereto,

and such other documents, and made such searches and considered such facts, as we consider appropriate for the purpose of this opinion. The Indenture, the UK Exchange Guarantees and the Registration Rights Agreement are referred to herein as the “Transaction Documents”. We express no opinion as to any agreement, instrument or document other than the Transaction Documents and then only as expressly specified in this letter.

4.

This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law in force as at the date of this opinion. Accordingly, we express no opinion herein with regard to any other system of law. In particular, we express no opinion as to whether any relevant English law is consistent with the laws of the European Union. To the extent that the laws of any other jurisdiction may be relevant, we express no opinion as to such laws, we have made no investigation thereof, and our opinion is subject to the effect of such laws, including the matters contained in the opinions listed in the schedule to this opinion (as to the accuracy and adequacy of which we express no opinion). It should be understood that we have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to the Certificates or any Transaction Document.

Assumptions

5.	For the purpose of rendering this opinion we have assumed without investigation or verification:

(a)	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic, photostatic or facsimile copies and the genuineness of all signatures on, and the authenticity and completeness of the originals of, such latter documents and that all documents have been duly delivered;

(b)	that any such document in draft or specimen form but not in executed form will be executed (and where applicable, delivered) in the form of that draft or specimen;

(c)	that the executed copy of the Indenture presented to us is a complete copy of that entire document in the form it was when executed;

(d)	that each of the statements contained in the Certificates is true and correct as at the date hereof;

(e)	that each of the parties to the Transaction Documents other than the UK Guarantors is duly incorporated and validly existing and has all corporate and other power and capacity to enter into and perform all of its obligations thereunder and has taken all requisite action to execute the Transaction Documents;

(f)	that the Transaction Documents constitute valid and binding obligations of each of the parties thereto (other than the Exchange Guarantees which will constitute valid and binding obligations once duly executed and delivered), enforceable under all applicable laws;

(g)	that all consents, approvals, notices, filings, recordations, orders, authorisations, publications and registrations which are necessary under any applicable laws or regulations in order to permit the execution, delivery or performance of the relevant Transaction Document have been or will be duly made or obtained within the period permitted by such laws or regulations;

(h)	that the Indenture has been (and the form of Exchange Guarantee will be, once duly executed and delivered) entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto,

(i)	that the Indenture has not been (and the Exchange Guarantee will not be, once duly executed and delivered) entered into as a result of misrepresentation or mistake and there has been no fraud inducing the UK Guarantors to enter into any Transaction Document on the terms set out therein;

(j)	that the information revealed by our oral enquiry on December 4, 2009 in connection with the public file relating to each of the UK Guarantors kept at the Companies Registration Office in London referred to in paragraph 6(a)(i) below and our oral enquiry on December 4, 2009 of the Central Registry of Winding up Petitions referred to in paragraph 6(a)(ii) below was accurate in all respects and has not since the time of such search or enquiry been altered; and

(k)	that none of the UK Guarantors is, nor will it as a consequence of the transactions contemplated by the Transaction Documents, become insolvent or unable to pay its debts for the purposes of the Insolvency Act 1986.

Opinion

6.	On the basis of the assumptions set out above and subject to the qualifications set forth below and any matters not disclosed to us and having regard to such considerations of English law as we consider relevant, we are of the opinion that:

(a)	each of the UK Guarantors has been incorporated in Great Britain and registered in England and Wales and:

(i)	our oral enquiry on December 4, 2009 in connection with the public file relating to each of the UK Guarantors kept at the Companies Registration Office in London revealed no order or resolution for the winding up of any of the UK Guarantors and no notice of appointment in respect of any of the UK Guarantors of a liquidator, receiver, administrative receiver or administrator;

(ii)	the Central Registry of Winding up Petitions has confirmed in response to our oral enquiry made on December 4, 2009 that no petition for the winding up of any of the UK Guarantors has been presented within the period of six months covered by such enquiry;

(b)	the execution of the Indenture and the UK Exchange Guarantees have been duly authorised by all necessary corporate action on the part of each of the UK Guarantors and the Indenture has been duly executed by each of the UK Guarantors which execution does not and will not result in any violation by any of the UK Guarantors of any term of its Memorandum or Articles of Association or of any law or regulation having the force of law in England and applicable to companies generally;

Qualifications

7.	We are not expressing any opinion as to the enforcement in England of the Transaction Documents. The opinions set forth above are also subject to the following qualifications:

(a)	the search and enquiries at the Companies Registration Office and the Central Registry of Winding up Petitions referred to in paragraph 6(a) above is not conclusively capable of revealing whether or not:

(i)	a winding up petition has been received or a winding up order has been made or a resolution passed for the winding up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed,

as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public file of the relevant company immediately. That search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented nor would it reveal if insolvency proceedings have begun elsewhere; and

(b)	this opinion is subject to all applicable laws relating to bankruptcy, insolvency, administration, liquidation, fraudulent conveyance, reorganisation, moratorium and other laws of general application relating to or affecting the rights of creditors.

8.	We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the exchange registration statement on Form S-4 to be filed by the Issuers (the “Exchange Registration Statement”). We also consent to the reference of our firm under the caption “Legal Matters” in the Exchange Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act 1933 (as amended) or the rules and regulations of the U.S. Securities and Exchange Commission.

9.	Skadden, Arps, Slate, Meagher & Flom LLP may rely on this opinion for purposes of its opinion filed as Exhibit 5.1 to the Exchange Registration Statement.

Yours faithfully,

/s/ Skadden, Arps, Slate, Meagher & Flom (UK) LLP